Exhibit 99.1

KULR Reduces Workforce by 15% Amid Streamlining Efforts

Cutbacks Part of an Aggressive Plan to Achieve Operational Break-even in Second Quarter 2024

SAN DIEGO / GLOBENEWSWIRE / January 09, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in sustainable energy management, today announced the Company has reduced its total workforce by approximately 15%. The changes come as KULR works to allocate resources to its key business priorities servicing recurring aerospace and defense contracts while also focusing on improving the profitability of its commercial customer engagements as the Company targets operational breakeven in Second Quarter 2024.

KULR streamlined operations at its headquarters in San Diego, California while continuing to focus on the KULR ONE Design Solutions testing platform and scaling R&D initiatives at its existing facility in Webster, Texas, a suburb of Houston.

Keith Cochran, KULR President and COO, stated: “As we pivot the Company to focus on the KULR ONE services and platforms, we can gain operational efficiency by consolidating our battery related activities in the Webster, Texas facility. This action is critical for KULR’s goal of being operational income positive exiting Q2 2024. Our San Diego facility will remain focused on automated testing and historical thermal management products.”

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement
This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2023, as may be amended or supplemented by other reports we filed with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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